Exhibit 21

      Registrant owns all of the issued and outstanding capital stock of Harleysville National Bank and Trust Company, a National banking association headquartered at 483 Main Street, Harleysville, PA 19438, the Citizens National Bank of Lansford, a national banking association headquartered at 13-15 West Ridge Street, Lansford, PA 18232, Security National Bank, a national banking association headquartered at One Security Plaza, Pottstown, PA 19464 and of HNC Financial Company, a Delaware Corporation headquartered at 300 Delaware Avenue, Suite 1704, Wilmington, Delaware 19801